L.L. Bradford
Certified Public Accountants & Consultants

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

August 7, 2013

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated August 7, 2013, of Megas, Inc. (formerly Dewmar International BMC, Inc. (formerly Mirador, Inc.)) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC
Las Vegas, Nevada

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com